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                                                                    EXHIBIT 23.3



                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 pertaining to the Post Properties, Inc. Emplyee Stock Plan and to the incorporation by reference therein of our report dated January 28, 1997, except for Note 15, as to which the date is March 7, 1997, with respect to the consolidated financial statements of Columbus Realty Trust as of December 31, 1996 and 1995 and for the three years ended December 31, 1996, included in Post Properties, Inc.'s Current Report on Form 8-K dated September 17, 1997 filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP
                                                ---------------------
                                                ERNST & YOUNG LLP

Dallas, Texas
October 22, 1997